Exhibit 4.2

SECTION 10(A) PROSPECTUS OF
ULTRAGUARD WATER SYSTEMS CORP.

December 15, 2004: This document constitutes part of a prospectus covering securities of UltraGuard Water Systems Corp., a Nevada corporation (“Company”), that have been registered with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933. This document, a Section 10(a) Prospectus, contains and constitutes four sections. The first and second sections "General Plan Information” and “Registrant Information and Employee Plan Annual Information” are found in this Prospectus. The Company’s latest Form 10-KSB, for the fiscal year ended December 31, 2003, which is incorporated herein by this reference, comprises the third section of this Prospectus, with which offerees are being constructively provided. The fourth section of this Prospectus contains a Stock Option Agreement and Notice of Exercise, which are provided to offerees of stock options, to be completed and submitted within the time permitted, in conjunction with the tender of the appropriate consideration, by those who wish to exercise their options.

Item 1. General Plan Information

The Company’s board of directors (“Board”) has adopted a stock option plan for its employees and others entitled “The 2004Incentive Plan of UltraGuard Water Systems Corp.” (“Plan”). Pursuant to the Plan, the Board can authorize the issuance of shares or options to purchase up to an aggregate of ten million (10,000,000) shares of the Company’s common stock, par value $0.001 per share, over a maximum five (5) year period, although the Board may shorten this period.

The Board adopted the Plan on December 3, 2004. The Plan is intended to aid the Company in maintaining and developing a quality management team, attracting qualified employees, consultants, and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders for a term of one year. Should the Company fail to hold an annual meeting, each member of the Board serves until their replacements are elected and qualified.

As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan (hereinafter the Board or its duly authorized committee shall be referred to as “Plan Administrators”). Since the Board has authorized no committee, the current Board members are the Plan Administrators. The Board includes Ken Fielding, Erin Strench, and J R Gaetz. The address of the Board is c/o the Company, 914 Sherwood Avenue, Coquitlam, British Columbia V3K 1A6, Canada, telephone number (604) 540-8282.

In the event a vacancy in the Board arises, the vote of a majority of remaining directors may select a successor, or, if the remaining Board does not fill the vacancy, the vote of shareholders may also elect a successor to fill such vacancy. Board members may be removed from office by the vote of shareholders representing not less than two-thirds (2/3) of the shares entitled to vote on such removal. Plan Administrators who are not Board members can be removed or appointed at any time for any reason by the majority vote of Board members.

The Plan Administrators shall interpret the Plan (which interpretation is binding on the participants absent demonstrable error), determine which employees or others shall receive shares or options, decide the number of shares or options to be issued, and establish other terms related to the issuance or granting of shares or options not already established in the Company’s Plan. Information concerning changes in the Plan Administrators will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

Securities to be Offered

Shares and options providing for the issuance or purchase of common stock equaling a maximum of ten million (10,000,000) shares may be granted under the Plan. All options under the Plan are “non-qualified” stock options. The number of shares issuable under the Plan is subject to adjustment in the event of changes in the outstanding shares resulting from stock dividends, stock splits, or recapitalization.

Employees Who May Participate in the Plan

The Board shall determine which of the Company’s employees are eligible for shares or options under the Plan. The term “Employee” includes any employee, director, officer, consultant or advisor of the Company or any of its subsidiaries, provided that consultants and advisors render bona fide services and that such services are not in connection with the offer or sale of securities in a capital-raising transaction.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

The Plan Administrators shall determine which employees shall receive shares or options. The Plan is not subject to ERISA. The securities are to be issued by the Company and not purchased on the open market or otherwise.

Options granted under the Plan shall be exercisable as determined by the Plan Administrators. If an option granted under the Plan should expire or terminate for any reason without having been exercised in full, the shares that have not been purchased, subject to that option, will again be available for grant under the Plan.

The exercise price payable to the Company for optioned shares shall be as set forth from time to time by the Plan Administrator. The exercise of any share option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

The shares subject to the Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend or a change in the number of issued and outstanding shares as a result of a stock split, consolidation, or other recapitalization. Options and all other interests under the Plan shall be non-transferable, except by means of a will or the laws of descent and distribution.

Amendments and Termination

The Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in the Plan or the date on which a share or an option for the issuance of the two million four hundred thousandth share is granted under the Plan or the date on which the two million four hundred thousandth share is deregistered on a post-effective amendment on Form S-8 filed with the Commission. No options may be granted under the terms of the Plan after it has been terminated. The Board may alter or amend the Plan only once during any six month period, except as to comply with changes to the Code. No termination, suspension, alteration or amendment may adversely affect the rights of a holder of a previously issued option without the consent of that holder.

Resale of Common Stock

Shares issued under the Plan or purchased on exercise of options granted under the Plan shall have been initially registered pursuant to a Form S-8 Registration Statement filed by the Company. Subsequent resale of shares obtained pursuant to the Plan may be eligible for immediate resale depending on whether an exemption from registration is available or whether the shares are in fact registered. The Company makes no statement as to subsequent salability of specific shares obtained pursuant to the Plan and urges any persons seeking to sell shares so obtained to seek counsel from independent attorneys.

As may be applicable for subsequent resale of shares obtained from the Plan, the Board believes that the Company has filed all reports and other materials required to be filed with the Commission during the preceding twelve months under the Securities Exchange Act of 1934 as of November 20, 2003.

Tax Effects of Plan Participation & Nonstatutory Options

The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

Under the current provisions of the Code, if shares are issued to the original holder of a non-qualified option granted and exercised under the Plan (assuming there is not an active trading market for options of the Company), (i) the option holder (“Holder”) will not recognize income at the time of the grant of the option; (ii) on exercise of the option the Holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the exercise price; (iii) upon the sale of the shares the Holder will recognize a short term or long term capital gain, or loss, as may be, in an amount equal to the difference between the amount he or she receives from the sale of those shares and the Holder's tax basis in the shares (as described below); and (iv) the Company will be entitled to expense as compensation the amount of ordinary income that the holder recognized, as set forth in Clause (ii) above.

If the Holder pays the exercise price entirely in cash, the tax basis of the shares will be equal to the amount of the exercise price paid plus the ordinary income recognized by the Holder from exercising the options. This basis should equal the fair market value of the shares acquired on the date of exercise. The holding period, if any, will begin on the day after the tax basis of the shares is determined.

The ordinary income received by the Holder on exercise of the option is considered to be compensation from the Company. As with other forms of compensation, withholding tax and other payments will be due with respect to the exercise of the options. The Company will initially pay the optionee’s liability and will be reimbursed by optionee no later than six months after such liability arises. Optionee hereby agrees to such reimbursement terms.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will provide to any Employee upon request a copy, without charge, of the Company's periodic reports filed with the Commission, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide any Employee upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of the Form S-8 Registration Statement. These documents are also incorporated by reference into the Section 10(a) Prospectus, of which this document is a part. Requests for such information should be directed to the Company 914 Sherwood Avenue, Coquitlam, British Columbia V3K 1A6, Canada.